SouthWest Water Company Awarded National Safety Council Awards

LOS ANGELES, April 21, 2010 – SouthWest Water Company (Nasdaq:SWWC) today announced that it was recognized with two awards from the National Safety Council (NSC): The Significant Improvement Award and an Occupational Safety and Health Award in Texas.

Both awards recognize companies that demonstrate a minimum of 20% reduction in injuries and illnesses that involved days away from work. In 2009, SouthWest Water reduced its Lost Time Incident Rate (LTIR) by 49% to 0.53 incidents per 200,000 hours worked.  The industry average LTIR is 1.70.

“Our employees’ health and safety is a top priority for SouthWest Water,” said Mark Swatek, president and chief executive officer of SouthWest Water Company. “I am extremely proud of the progress we have made which is due to the efforts of all employees, especially those on the front line and their supervisors, to improve the safety culture of their respective workplaces.”

NSC awards are designed to help promote the prevention of workplace injuries and illnesses. Recognition is provided based on collective safety achievements and implementation of effective safety policies and procedures.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

For Further Information:

CONTACT: DeLise Keim

                VP Corporate Communications

               213.929.1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

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